EXHIBIT 99.1

CB Financial Services, Inc. Announces Third Quarter 2014 Results

CARMICHAELS, Pa., Nov. 6, 2014 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. ("CB") (Nasdaq:CBFV), the holding company of Community Bank (the "Bank"), today announced net income of $739,000 for the three months ended September 30, 2014 compared to net income of $1,139,000 for the three months ended September 30, 2013. Diluted earnings per share was $0.32 for the three months ended September 30, 2014 compared to diluted earnings per share of $0.46 for the three months ended September 30, 2013. CB reported net income of $2.6 million for the nine months ended September 30, 2014 compared to $3.0 million for the nine months ended September 30, 2013, a decrease of $400,000 or 13.3%. Diluted earnings per share was $1.09 for the nine months ended September 30, 2014 compared to $1.23 for the nine months ended September 30, 2013, a decrease of $0.14 per share or 11.4%. The quarter and year-to-date results were largely impacted by $368,000 and $1.0 million, respectively, in merger-related expenses from CB's merger with FedFirst Financial Corporation, the Monessen, Pennsylvania based holding company for First Federal Savings Bank. The merger was effective October 31, 2014.

"Although merger-related expenses have impacted earnings, our core banking business has continued to perform well," said Barron P. McCune, Jr., President and CEO. "Year-to-date interest income improved 8% compared to the prior year period, while commercial business loans and consumer loans have driven year-to-date loan growth to over 5%."

Third Quarter Results

Net interest income for the three months ended September 30, 2014 increased $164,000, or 4.1%, to $4.2 million compared to $4.0 million for the three months ended September 30, 2013. Interest income on tax exempt securities declined $60,000 due to deploying security calls and maturities into loans. Interest income on loans increased $86,000 due to a combined increase in average loans outstanding and a decrease in average yield. Other interest and dividend income increased $16,000 primarily due to an increase in FHLB stock dividends. Interest expense on deposits decreased $91,000 due to the repricing of maturing deposits to lower rates. Interest expense on other borrowed funds decreased $23,000 primarily due to repayments of higher cost FHLB borrowings.

No provision for loan losses was made for the three months ended September 30, 2014 and September 30, 2013. Net charge-offs for the three months ended September 30, 2014 were $3,000 compared to net charge-offs of $60,000 for the three months ended September 30, 2013.

Noninterest income increased $74,000, or 9.5%, to $850,000 for the three months ended September 30, 2014 compared to $776,000 for the three months ended September 30, 2013. Service fees on deposit accounts increased $72,000 primarily due to an increase in deposit accounts. Additionally, a gain of $35,000 was recognized on the sale of stock held as available for sale. The proceeds of the stock sale were reinvested in stock at a superior yield. Offsetting those items was a $53,000 decline in the revenue recognized from the net gain (loss) on the sale of other real estate owned.

Noninterest expense increased $694,000, or 20.8%, to $4.0 million for the three months ended September 30, 2014 compared to $3.3 million for the three months ended September 30, 2013 primarily due to $368,000 of merger-related expenses. Merger-related expenses included $338,000 in professional services related to investment banker, legal and audit fees. Salaries and benefits increased $158,000, primarily related to increased compensation related to the merger and overtime related to a loan document scanning project. Legal and professional fees declined $68,000 as a result of the reversal of accrued legal fees to other real estate owned expense for a nonaccrual loan when the collateral securing that nonaccrual loan was transferred to other real estate owned.

Year-to-Date Results

Net interest income for the nine months ended September 30, 2014 increased $923,000, or 8.0%, to $12.5 million compared to $11.6 million for the nine months ended September 30, 2013. Interest income on tax exempt securities decreased $101,000 due to a decrease in average balances and a decrease in yield. Other interest and dividend income increased $73,000 primarily due to increased FHLB dividends. Interest income on loans increased $566,000 due to an increase in average loan balances, partially offset by a decrease in average loan yields. Interest expense on deposits decreased $273,000 as average balance increases were offset by a decline in the average cost of deposits. Interest expense on other borrowed funds decreased $90,000 due to the decrease in average FHLB debt outstanding.

There was no provision for loan losses for the nine months ended September 30, 2014, compared to $100,000 for the nine months ended September 30, 2013. Net charge-offs for the nine months ended September 30, 2014 were $45,000 compared to $631,000 for the nine months ended September 30, 2013.

Noninterest income decreased $37,000, or 1.5%, to $2.4 million for the nine months ended September 30, 2014 from September 30, 2013. Gains on the sale of residential mortgage loans on the secondary market decreased $98,000. This decrease was the result of the current interest rate environment reducing the volume of loans sold and also gains on individual loan sales. Net gain on sale of real estate owned or repossessed assets declined $70,000 due to income recognized in 2013 not recurring in 2014. Offsetting these decreases were moderate increases in service fees on deposit accounts and commissions. An available-for-sale security was liquidated resulting in a $35,000 gain.

Noninterest expense increased $1.5 million, or 15.2%, to $11.5 million for the nine months ended September 30, 2014 compared to $10.0 million for the nine months ended September 30, 2013 primarily due to $1.0 million of merger-related expenses. Merger-related expenses included $888,000 in professional services related to investment banker, legal and audit fees, $39,000 in registration and application fees, and $70,000 in other expenses.  Compensation and employee benefits expense increased $211,000 primarily due to normal salary increases, increases related to the merger, and overtime related to a loan document scanning project. Equipment costs increased $86,000 primarily due to increased costs associated with the upgrading of our current data processing system to accommodate more accounts. Advertising costs increased $67,000 due to several advertising initiatives undertaken to increase market share and to promote the community identity of the Bank. Occupancy expenses increased $29,000 primarily due to expenses related to branch maintenance in 2014.

Balance Sheet Review

Total assets at September 30, 2014 were $556.4 million, an increase of $9.9 million, or 1.8%, from total assets of $546.5 million at December 31, 2013. Cash and cash equivalents increased $15.8 million. Investment securities classified as available-for-sale decreased $29.1 million, primarily the result of not reinvesting maturities and calls in new securities. Security purchases were minimal in the first nine months of 2014 due to a concerted effort to fund loan growth and increase liquid funds in anticipation of funding the merger. Net loans increased $21.8 million to $395.6 million primarily due to increases in commercial business loans, consumer loans and in residential real estate loans. Total deposits increased $10.4 million to $490.7 million. Increases in demand deposits, NOW accounts and savings accounts were offset by decreases in money market accounts and in certificates of deposit. During the third quarter, municipal customer balances increased due to cyclical collections of property tax receipts. Short-term borrowings increased $0.8 million.  Other borrowed funds decreased $1.0 million due to the retirement of FHLB advances. Stockholders' equity decreased $355,000 to $44.7 million at September 30, 2014 compared to $45.0 million at December 31, 2013. During the period, the Company paid $1.6 million in dividends to stockholders and purchased 133,000 shares of its common stock for $2.9 million. This was partially offset by $2.6 million of net income for the nine months ended September 30, 2014 and a $1.3 million increase in accumulated other comprehensive income as a result of an increase in the unrealized gain position of the securities portfolio.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette and Westmoreland Counties in southwestern Pennsylvania. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's periodic reposts as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CB FINANCIAL SERVICES INC.
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	September 30,	December 31,
	2014	2013
Selected Financial Condition Data:
Assets	$ 556,368	$ 546,486
Cash and cash equivalents	32,231	16,417
Securities available-for-sale	104,691	133,810
Securities held-to-maturity	506	1,006
Loans receivable, net	395,564	373,764
Deposits	490,758	480,335
Borrowings	19,155	19,384
Stockholders' equity	44,650	45,005

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Selected Operations Data:
Total interest income	$ 4,613	$ 4,570	$ 13,816	$ 13,271
Total interest expense	427	548	1,340	1,718
Net interest income	4,186	4,022	12,476	11,553
Provision for loan losses	--	--	--	100
Net interest income after provision for loan losses	4,186	4,022	12,476	11,453
Noninterest income	850	776	2,353	2,390
Noninterest expense - merger-related	368	--	1,033	--
Noninterest expense - other	3,661	3,335	10,505	10,012
Income before taxes	1,007	1,463	3,291	3,831
Income taxes	268	324	734	792
Net income	$ 739	$ 1,139	$ 2,557	$ 3,039

Dividends per share - regular	$ 0.21	$ 0.21	$ 0.63	$ 0.63
Earnings per share - basic	0.32	0.46	1.09	1.23
Earnings per share - diluted	0.32	0.46	1.09	1.23

Weighted average shares outstanding - basic	2,348,323	2,461,626	2,348,956	2,462,294
Weighted average shares outstanding - diluted	2,348,323	2,476,511	2,354,484	2,476,979

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Selected Financial Ratios(1):
Return on average assets	0.55%	0.84%	0.63%	0.75%
Return on average equity	6.59	10.25	7.70	9.01
Average interest-earning assets to average interest-bearing liabilities	149.51	145.78	145.71	144.46
Average equity to average assets	8.32	8.22	8.15	8.37
Interest rate spread	3.19	3.21	3.26	3.12
Net interest margin	3.33	3.36	3.39	3.27

	(Unaudited)
	Nine Months Ended	Twelve Months Ended
	September 30,	December 31,
	2014	2013
Allowance for loan losses to total loans	1.33%	1.42%
Allowance for loan losses to nonperforming loans	183.97	136.98
Nonperforming loans and troubled debt restructurings to total loans	0.73	1.04
Nonperforming assets and troubled debt restructurings to total assets	0.84	0.78
Net charge-offs to average loans	0.01	0.18
Tier 1 (core) capital and tangible equity (2)	7.61	7.70
Tier 1 risk-based capital (2)	11.02	11.73
Total risk-based capital (2)	12.27	12.98
Tier 1 (core) capital and tangible equity (3)	7.74	7.96
Tier 1 risk-based capital (3)	11.23	12.12
Total risk-based capital (3)	12.48	13.38
Book value per share	$ 19.00	$ 18.24
Outstanding shares	2,349,495	2,467,980

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for Community Bank only
(3) Capital ratios are for CB Financial Services, Inc.
Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.
CONTACT: CB Financial Services, Inc.
         Barron P. "Pat" McCune, Jr.
         Vice Chairman, President and Chief Executive Officer
         Telephone: (724) 225-2400